Exhibit 99.1

Forex International Recognized Revenues from Trading

Los Angeles, California, June 22, 2010 - Forex International Trading Corp. (OTCBB: FXIT) (the “Company”),  an operator of an online foreign exchange trading system for professional and retail clients over the internet, previously reported on a Form 8K dated April 19, 2010, that it had entered into a Software Licensing Agreement with Triple 8 Limited (“Triple 8”) whereby the Company licenses Triple 8’s trading software for the purpose of introducing prospective clients. Since the Company launched its trading platform, www.4xint.com, using Triple 8's software, the platform has attracted over 70 clients who have deposited approximately $100,000 with Triple 8.

For the month ended May 31, 2010, these clients have traded approximately $54 million in volume, processed and generated approximately $41,000 in revenues for the Company and its partner Triple 8. The Company will receive 30% of the net profit generated, which the Company expects will increase to 50% in the event that the monthly trading volume is in excess of $250 million. There is no guarantee that the monthly trading volume will exceed $250 million. As such, the Company's share in revenues as pay-out, for the month of May was approximately $12,275.

“We are excited about the reception we have received from the marketplace so far overseas and we look forward to building on this success as we look to also attract both U.S. and Canadian clients as well to our trading platform,” stated the Darren Dunckel, CEO of Forex International Trading Corp.

About Forex International Trading Corp.
Headquartered in Los Angeles, CA, Forex International Trading Corp. operates an advanced online trading platform for Forex markets. The Company focuses on providing individual and institutional investors a platform for buying and selling currencies, precious metals and commodity futures. The Company provides platforms for self-directed, broker-assisted, managed accounts and accumulation programs. Through this platform, customers have access to over 20 currencies and bullion deliveries.

For more information, please visit: http://forex-international-trading.com

Forward-Looking Statements: Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward-looking statements. Investors are cautioned that such forward looking statements involve risk and uncertainties, which could significantly impact the actual results, performance, or achievements of the Company.   The Company assumes no obligation to publicly update or revise its forward looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized. There is a substantial risk of loss in trading commodity futures, options and off-exchange foreign currency products. Past performance is not indicative of future results.

Contact:
Forex International Trading Corp.
Darren C Dunckel
323-822-1750